Exhibit 99.2

Verizon Communications Inc.

Wireless Reconciliations

	(dollars in millions)
	12 Months	6 Months
	Ended	Ended
	12/31/2012	6/30/13
Wireless Segment EBITDA
Operating Income	$21,768	$12,882
Add: Depreciation and amortization expense	7,960	4,053

Wireless Segment EBITDA	$29,728	$16,935

Wireless total operating revenues	$75,868	$39,499

Wireless service revenues	$63,733	$33,806

Wireless Operating Income Margin	28.7%	32.6%

Wireless Segment EBITDA Service Margin	46.6%	50.1%

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